                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-77017 of Westinghouse Air Brake Company on Form S-4 of our report dated February 11, 1999 (June 2, 1999 as to Note 18) relating to the consolidated financial statements of MotivePower Industries, Inc. as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, appearing in the Prospectus, which is a part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte and Touche LLP

Pittsburgh, PA

July 14, 1999